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                                                                    Exhibit 12.1

         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

     Our earnings were insufficient to cover fixed charges in each of the years in the five-year period ended December 31, 2001 and for the three-month period ended March 31, 2002. Additional earnings of $8.6 million, $6.6 million, $7.1 million, $17.2 million and $18.6 million were necessary to provide a one-to-one coverage ratio for the years ended December 31, 1997, 1998, 1999, 2000 and 2001, respectively. Additional earnings of $5.2 million were necessary to provide a one-to-one coverage ratio for the three-month period ended March 31, 2002. For the purpose of these calculations, "earnings" consist of income (loss) before taxes or loss from continuing operations, plus fixed charges, and "fixed charges" consist of interest expense incurred and the portion of rental expense deemed by us to be representative of the interest factor of rental payments under leases.

                                                                  Year Ended December 31,                Three Months
                                                     -----------------------------------------------      Ended March
                                                       1997      1998      1999      2000       2001       31, 2002
                                                     -------   -------   -------   --------   --------   ------------
                                                                           (in thousands)
Income/(loss) before income taxes ................   $(8,618)  $(6,579)  $(7,064)  $(17,224)  $(18,566)  $     (5,245)
Fixed charges ....................................       283       208       154         58         38             13
                                                     -------   -------   -------   --------   --------   ------------

Earnings/(loss) (as defined) .....................   $(8,335)  $(6,371)  $(6,910)  $(17,166)  $(18,528)  $     (5,232)
                                                     -------   -------   -------   --------   --------   ------------

Fixed charges:
Interest expense .................................   $   244   $   172   $   116   $     23   $      3   $          2
Estimated interest within rent expense ...........        39        36        38         35         35             11
                                                     -------   -------   -------   --------   --------   ------------

Total fixed charges ..............................   $   283   $   208   $   154   $     58   $     38   $         13
                                                     -------   -------   -------   --------   --------   ------------

Deficiency of earnings available to cover fixed
    charges ......................................   $(8,618)  $(6,579)  $(7,064)  $(17,224)  $(18,566)  $     (5,245)
                                                     -------   -------   -------   --------   --------   ------------

Ratio of earnings to fixed charges ...............        --        --        --         --         --             --